Exhibit 99.1

Stock Repurchase Authorization Press Release dated November 19, 2009

[See Attached]

NEWS RELEASE

Contact:         Jane W. McCahon, Vice President, Corporate Relations

                        (312) 592-5379 jane.mccahon@teldta.com

                        Julie D. Mathews, Manager, Investor Relations

                        (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES NEW $250 MILLION STOCK REPURCHASE AUTHORIZATION

CHICAGO – Nov. 19, 2009 – Telephone and Data Systems, Inc. [NYSE:TDS, TDS.S], today announced that its board of directors has authorized a new $250 million stock repurchase authorization that will expire in three years. The new repurchase authorization allows the repurchase of TDS Common and TDS Special Common shares, as market conditions permit.

“We believe share repurchases may play a meaningful role in our ongoing efforts to grow shareholder value,” said LeRoy T. Carlson, Jr., TDS President and CEO.  “This authorization is the third $250 million stock repurchase program since June 2007, and while the first two programs were completed well ahead of schedule, we currently plan to execute this authorization in a more measured manner.  We ended the third quarter of 2009 with a strong, investment-grade balance sheet and both of our business units, U.S. Cellular and TDS Telecom, are free cash flow positive.  This financial strength gives TDS the flexibility to continue to repurchase its shares.”

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to approximately 7.3 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of Sept. 30, 2009.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information, and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully grow  its markets; the recent credit crisis affecting financial markets, and its effects on the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

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